Item 77D

Policies with respect to security investments

1. At a meeting of the Board of Trustees (the "Board") of BNY Mellon Funds Trust (the "Trust") held on December 9-10, 2013, the Board approved changes to the investment strategy of BNY Mellon International Fund and BNY Mellon Emerging Markets Fund (together, the "Funds"), eliminating the requirement that, under normal market conditions, at least 30% of the respective assets of the Funds be invested in each of the core and value investment styles, effective January 1, 2014. The changes are reflected in the Trust's Prospectus dated January 1, 2014, filed on December 27, 2013 with the Securities and Exchange Commission (the "SEC"), which is incorporated herein by reference.

2. At a meeting of the Board of the Trust held on December 9-10, 2013, the Board ratified changes to the definition of "small cap" companies with respect to BNY Mellon Small Cap Multi-Strategy Fund, effective October 17, 2013. The changes are more particularly described in a Supplement dated October 17, 2013 to the Trust's Prospectus dated December 31, 2012 (the "2012 Prospectus") and filed on that date with the SEC, which is incorporated herein by reference.

3. At a meeting of the Board of the Trust held on December 9-10, 2013, the Board ratified changes to the definition of "mid cap" companies with respect to BNY Mellon Mid Cap Multi-Strategy Fund, effective October 17, 2013.  The changes are more particularly described in a Supplement dated October 17, 2013 to the 2012 Prospectus and filed on that date with the SEC, which is incorporated herein by reference.